Exhibit 10.2

EXECUTION VERSION

SEAWORLD ENTERTAINMENT, INC.

STOCKHOLDERS AGREEMENT

Dated as of May 27, 2019

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”), dated as of May 27, 2019, is by and between Hill Path Capital LP, a Delaware limited partnership (“Hill Path”), and SeaWorld Entertainment, Inc., a Delaware corporation (the “Company”).  Capitalized terms used herein shall have the meanings set forth in Section 23(a) below.

BACKGROUND:

WHEREAS, Hill Path, certain of its affiliates, the Company and Lord Central Opportunity V Limited, a company incorporated under the laws of the British Virgin Islands (“Seller”), as of the date hereof, have entered into a Stock Purchase Agreement, pursuant to which, among other things, Hill Path has agreed to purchase from Seller, and Seller has agreed to sell to Hill Path, shares of Common Stock, subject to the terms and conditions set forth therein (the “Stock Purchase Agreement”);

WHEREAS, the Company is entering into this Agreement as a condition to Hill Path’s willingness to enter into the Stock Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and Hill Path are entering into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), providing for certain registration rights which the Company is granting to Hill Path;

WHEREAS, in connection with the transactions contemplated by the Stock Purchase Agreement, the Company and Hill Path wish to set forth certain understandings between such parties, including with respect to certain governance matters; and

WHEREAS, the Company and Hill Path wish the rights and obligations set forth herein to become automatically effective simultaneously with the Closing.

NOW, THEREFORE, in consideration of and reliance upon the mutual, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,  the parties hereto agree as follows:

Appointment and Nomination.

(a)The Company agrees that, in accordance with the Company’s Amended and Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”) and Third Amended and Restated Bylaws (as amended from time to time, the “Bylaws”) and Delaware Law, and effective immediately following the later of the Closing and the Company’s 2019 annual meeting of stockholders, the Board shall (i) if there are not sufficient vacant seats on the Board at such time to be filled by the Hill Path Designees pursuant to Section 1(b), expand the size of the Board to create the number of vacancies to be filled by the Hill Path Designees pursuant to Section 1(b) and (ii) subject to Sections 1(d) and 1(e), appoint James P. Chambers (or his replacement as chosen in accordance with Section 1(f)) to fill a vacancy on the Board.

(b)From and after the later of the Closing and the Company’s 2019 annual meeting of stockholders, subject to the terms and conditions of this Section 1, Hill Path shall have the right (but not the obligation) to designate a number of individuals as Directors (each, a “Hill Path Designee”) equal to (i) the quotient obtained by dividing (A) the Total Share Ownership of the Hill Path Affiliates divided by (B) the total number of shares of Common Stock then outstanding multiplied by (ii) the then-current number of authorized directorships on the Board (rounded up or down, as applicable, to the nearest whole number); provided, that the number of Hill Path Designees shall not exceed three (3).  It is understood and agreed that Mr. Scott I. Ross is a Hill Path Designee. The Company will recommend, support and solicit proxies for the election of the Hill Path Designees in the same manner as it recommends, supports and solicits proxies for the election of the Company’s other Director nominees.

(c)The Company agrees that at all times at least one (1) Hill Path Designee shall be appointed to each committee of the Board (as determined by Hill Path and approved by the Nominating and Corporate Governance Committee of the Board (“NCGC”), such approval not to be unreasonably withheld); provided, that with respect to any such committee appointment, each Hill Path Designee is and continues to remain eligible to serve as a member of such committee pursuant to applicable Law and the listing standards of the Exchange, if any, that are applicable to the composition of such a committee.  The Board shall take all actions necessary to ensure that the Hill Path Designees have proportional representation (but no less than one Hill Path Designee) on any executive committee of the Board formed on or after the date of this Agreement; provided, that with respect to such committee appointment, each Hill Path Designee is and continues to remain eligible to serve as a member of such committee pursuant to applicable Law and the applicable listing standards of the Exchange.  Each Hill Path Designee may attend any meeting of any committee on a non-voting basis, if such attendance would not present an actual or potential conflict of interest for such Hill Path Designee in the good faith opinion of the applicable committee.

(d)Each Hill Path Designee shall, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director: (i) not be involved in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act; and (ii) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Person described in clause (a) of the definition of Restricted Entity (unless otherwise agreed to by the NCGC). Each Hill Path Designee (other than Scott Ross) shall be interviewed by the NCGC on the same basis as any other new candidate for appointment or election to the Board and approved by the NCGC, such approval not to be unreasonably withheld. Not more than two (2) Hill Path Designees may be a Hill Path Affiliated Director, and any other Hill Path Designee that is not a Hill Path Affiliated Director shall qualify as independent under applicable Exchange rules.  Each new Hill Path Designee shall provide to the Company a completed D&O Questionnaire in the form then-used by the Company and shall consent to customary background checks and credit reviews by the Company.  Each new Hill Path Designee shall receive the Company’s customary new Director orientation and shall be required to enter into the Company’s form of Director Confidentiality Agreement.

(e)Hill Path acknowledges that, at the time of his or her appointment as a Director and at all times while any Hill Path Affiliated Director serves as a member of the Board, each such Hill Path Affiliated Director shall, and Hill Path shall cause each such Hill Path

Affiliated Director to, comply with all current and future policies, procedures, processes, codes, rules, standards and guidelines applicable to all Board members (or any applicable subset thereof) (the “Company Policies”) (and any future policies to be so provided promptly following adoption thereof), including, without limitation, the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and all trading and confidentiality obligations and guidelines (including the obligation to preserve the confidentiality of all information, whether written or oral, received in one’s capacity as a Director), subject to the following:

(i)notwithstanding anything to the contrary contained therein and except to the extent the Board reasonably determines is required by applicable Law, no Company Policy (whether currently in effect or adopted after the date hereof and including the Company’s Securities Trading Policy) shall apply to a Hill Path Designee from after the time such Hill Path Designee ceases to be a member of the Board, but, for the avoidance of doubt, Hill Path acknowledges and agrees that (A) it is aware, and will advise each of the Hill Path Affiliates and other representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any Person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities and (B) certain of Hill Path’s and the Hill Path Affiliated Director’s obligations set forth in the Undertaking Agreement, or in the Director Confidentiality Agreement referred to in the Undertaking Agreement shall continue after the time a Hill Path Affiliated Director ceases to be a member of the Board;

(ii)subject to and in accordance with the terms of the Undertaking Agreement, the Hill Path Affiliated Directors are permitted to and may provide information to the Hill Path Associates (as defined therein);

(iii)the General Counsel will consider any requests for pre-clearance under the Company’s Securities Trading Policy or any similar policy in good faith; and

(iv)all future Company Policies, including any amendment or supplement to any existing Company Policies, shall (A) be adopted in good faith and (B) not be inconsistent in any material respect with Hill Path’s rights under this Agreement, the Undertaking Agreement or any other agreement to which the Company and Hill Path are party (except to the extent required by applicable law).

(f)If, prior to the termination of this Agreement, (i) a Hill Path Designee resigns (including by reason of a change in principal business occupation or position or service on additional boards), is removed or refuses to serve, or if a Hill Path Designee is unable to serve due to death or disability, in each case provided that such Hill Path Designee is otherwise then entitled to be appointed, to be nominated or to serve, as applicable, as a Director of the Company pursuant to this Agreement, then Hill Path may, in its sole discretion, select a replacement Director to serve as a Hill Path Designee who is (A) reasonably acceptable to the NCGC (such acceptance not to be unreasonably withheld, conditioned or delayed) and who shall (B) be permitted to serve as a Director pursuant to this Section 1, and thereafter such individual shall be promptly appointed to the Board to fill the remaining term of such Hill Path Designee and shall be considered to be a “Hill Path Designee” under this Agreement.

(g)Notwithstanding anything to the contrary in this Agreement, the Company’s obligations under this Section 1 shall terminate immediately if either (i) Hill Path ceases to satisfy the Minimum Condition, (ii) the consummation of a Transfer to a Hill Path Stake Permitted Transferee in accordance with Section 4(b)(i) or (iii) any Hill Path Affiliate is determined by a court of competent jurisdiction to have breached any of the terms of this Agreement or the Undertaking Agreement, in each case, in any material respect (the “Material Terms”), and such breach is not cured within thirty (30) days after receipt by Hill Path of written notice from the Company specifying such breach.  In furtherance of this Section 1(g), each Hill Path Designee will, prior to and as a condition to such Hill Path Designee’s appointment to the Board, execute an irrevocable resignation letter in the form of Exhibit B (the “Irrevocable Resignation Letter”) and deliver it to the Company.  Notwithstanding the foregoing, in the case of the Company’s obligations under this Section 1 terminating or a decrease in the number of Hill Path Designees that Hill Path is entitled to nominate in accordance with Section 1(b) (including as a result of a termination of this Agreement in accordance with its terms), the Irrevocable Resignation Letter shall become effective only after the NCGC has concluded that the applicable Hill Path Designee(s) should resign.  As used herein, “Minimum Condition” means the Total Share Ownership of Hill Path (together with its Affiliates or “Associates” (as such term is defined in Rule 12b-2 under the Exchange Act; provided, that the term “associates” in such definition shall be deemed to be preceded by the word “controlled”, as such term is defined in Rule 12-b-2 under the Exchange Act) (collectively with Hill Path, the “Hill Path Affiliates”)) is at least 5.0% of the total number of shares of Common Stock then outstanding.  Hill Path shall notify the Company promptly in the event (and in no less than three (3) Business Days after) the Hill Path Affiliates cease to satisfy the Minimum Condition. For purposes of calculating the Minimum Condition, the total number of shares of Common Stock then outstanding at any time (x) shall be based on the number of shares of Common Stock outstanding as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q, or (y) shall be otherwise communicated in writing by the Company to Hill Path, either in response to a request from Hill Path or as separately initiated by the Company.

(h)The Company shall at all times provide (i) each Hill Path Designee (in his or her capacity as a member of the Board) with the same rights to indemnification, advancement or reimbursement of expenses and exculpation that it provides to other Directors, and (ii) any reimbursement of travel and travel-related expenses incurred by any employee of Hill Path or any entity that manages an investment fund of a Hill Path Affiliate, in each case, that are submitted in a timely manner in connection with activities related directly for or on behalf of the Company and consistent with the expense reimbursement policy of the Company; provided, that the Board may review such expenses in this subclause (ii) to determine reasonableness.

(i)Hill Path acknowledges and shall cause the Hill Path Designees to acknowledge in writing that the Hill Path Designees shall have all of the rights and obligations, including fiduciary duties to the Company and its stockholders, of a Director under applicable Law and the Company’s organizational documents while the Hill Path Designee is serving on the Board.

(j)Without the prior approval of Hill Path, the Board shall not increase in size to more than nine (9) Directors; provided, that the size of the Board shall be not more than ten (10) Directors until the Company’s 2019 annual meeting of the Company’s stockholders.

Standstill.

(a)During the period commencing on the date hereof and ending on the earliest of:

1.the date that is fifteen (15) days prior to the expiration of the Company’s advance notice period for the nomination of Directors at the 2020 annual meeting of the Company’s stockholders;

2.the termination of this Agreement in accordance with its terms;

3.the commencement of a tender offer that constitutes an Acquisition Transaction by a third Person (and not involving any breach by any Hill Path Affiliate of this Section 2), and the Board or a duly authorized committee of the Board (in each case, acting by a majority of disinterested Directors with respect to such transaction) recommends that the stockholders of the Company tender their shares in response to such offer or do not recommend against the tender offer or exchange offer within ten (10) Business Days after the commencement thereof or such longer period as shall then be permitted under U.S. federal securities Laws;

4.Company enters into material discussions in response to a proposal made by one or more Persons (other than any Hill Path Affiliate) for an Acquisition Transaction regarding such Acquisition Transaction or the Company makes a public announcement that it is seeking to sell itself and, in such event, such announcement is made with the approval of the Board or a duly authorized committee of the Board (in each case, acting by a majority of disinterested Directors with respect to such transaction);

5.the date on which the aggregate Beneficial Ownership of the Hill Path Affiliates is less than 17.5% of the total number of shares of Common Stock then outstanding; and

6.the date that the Company is determined by a court of competent jurisdiction to have breached any of the Material Terms, and such breach is not cured within thirty (30) days after receipt by the Company of written notice from Hill Path specifying such breach;

unless specifically requested in writing by the Company, acting through a resolution of a majority of the Board or a duly authorized committee of the Board (in each case, acting by a majority of disinterested Directors and not including the Hill Path Designees), Hill Path shall not, and shall cause each of the Hill Path Affiliates not to, in each case directly or indirectly, in any manner, acting alone or in concert with others:

(i)make, engage in, or in any way participate in or knowingly and expressly encourage any solicitation of “proxies” or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or seeks to pass an action by written consent), in each case, with respect to securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”);

(ii)form, join, encourage, influence, advise or in any way participate in any Group with respect to the securities of the Company (other than a Group that includes all or some of the Hill Path Affiliates, but does not include any other entities or Persons that are not Hill Path Affiliates as of the date hereof);

(iii)deposit, or otherwise in any manner agree, attempt, seek or propose to deposit, any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement with respect to the voting of any shares of Common Stock, other than any such voting trust, arrangement or agreement solely among Hill Path and the Hill Path Affiliates and otherwise in accordance with this Agreement;

(iv)seek or submit, or knowingly encourage any Person or entity to seek or submit, nomination(s) in furtherance of a contested “solicitation” (as such term is defined or used under the Exchange Act) for the appointment, election or removal of Directors with respect to the Company or seek, knowingly encourage or take any other action with respect to the appointment, election or removal of any Directors;

(v)(A) make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by stockholders at any annual or special meeting of stockholders of the Company or through any referendum of stockholders, (B) call or seek to call a special meeting of stockholders (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or seek to pass an action by written consent), (C) make a request for any stockholder list or other Company books and records pursuant to Section 220 of the Delaware General Corporate Law or similar statutory requirement, or (D) present or seek to present at any annual meeting or any special meeting of the Company’s stockholders;

(vi)knowingly advise or encourage any Person or entity (other than any Hill Path Affiliate) with respect to the voting of any securities of the Company at the Company’s 2019 annual meeting of stockholders, except in accordance with the Board’s recommendation with respect to the matters presented for approval by the stockholders at such meeting;

(vii)other than discussions, negotiations, agreements or understandings with any Third Party with respect to the financing of an Extraordinary Transaction by such Third Party, (A) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, (B) advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or (C) otherwise take or cause any action or make any public statement inconsistent with respect to any of the foregoing; or

(viii)contest the validity of any of the foregoing.

(b)During the period commencing on the date hereof and ending on the earlier of (x) the date of termination of this Agreement in accordance with its terms, unless specifically requested in writing by the Company, acting through a resolution the Board or a duly authorized committee of the Board (in each case acting by a majority of disinterested Directors and not including the Hill Path Designees), and (y) the date that the Company is determined by a court of competent jurisdiction to have breached any of the Material Terms, and such breach is not cured within thirty (30) days after receipt by the Company of written notice from Hill Path specifying such breach, Hill Path shall not, and shall cause each of the Hill Path Affiliates not to, in each case directly or indirectly, in any manner, acting alone or in concert with others:

(i)make, engage in, or in any way participate in or knowingly and expressly encourage any solicitation of “proxies” or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act, but without regard to the exclusion set forth in Rule 14a1(l)(2)(iv) of the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders or seeks to pass an action by written consent), in each case, regarding the nomination, appointment, removal or election of any Person that is or would be a Hill Path Affiliated Director (other than in accordance with Section 1);

(ii)form, join, encourage, influence, advise or in any way participate in any Group regarding the nomination, appointment, removal or election of any Person that is or would be a Hill Path Affiliated Director (other than in accordance with Section 1);

(iii)other than as permitted under Section 2(d), acquire, offer or propose to acquire, or agree to acquire any securities of the Company (including any option, warrant, convertible security, stock appreciation right, or other similar right (including any call option or “swap” transaction with respect to  any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from the market price or value of the securities of the Company) if, after giving effect to such acquisition, Hill Path and the Hill Path Affiliates (together with any individual or entity that would be deemed to be part of a Group with Hill Path or any Hill Path Affiliate) would own, control or otherwise have any Beneficial Ownership interest in an amount in excess of the Maximum Ownership Percentage;

(iv)deposit, or otherwise in any manner agree, attempt, seek or propose to deposit, any shares of Common Stock in any voting trust or subject any shares of Common Stock to any arrangement or agreement regarding the nomination, appointment, removal or election of any Person that is or would be a Hill Path Affiliated Director, other than any such voting trust, arrangement or agreement solely among Hill Path and the Hill Path Affiliates and otherwise in accordance with this Agreement;

(v)advise, encourage, support or influence any Person or entity (other than any Hill Path Affiliate) with respect to the voting or disposition of any securities of the

Company at any annual or special meeting of stockholders, in each case, regarding the nomination, appointment, removal or election of any Person that is or would be a Hill Path Affiliated Director (other than in accordance with Section 1);

(vi)make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably expected to trigger public disclosure obligations for any party to this Agreement;

(vii)make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the nomination, appointment, removal or election of any Person that is or would be a Hill Path Affiliated Director that is inconsistent with the provisions of this Agreement;

(viii)other than discussions, negotiations, agreements or understandings with any Third Party with respect to the financing of an Extraordinary Transaction by such Third Party, (A) enter into any discussions, negotiations, agreements or understandings with any Third Party to take any action with respect to any of the foregoing, (B) advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or (C) otherwise take or cause any action or make any public statement inconsistent with respect to any of the foregoing; or

(ix)contest the validity of any of the foregoing.

(c)Nothing in this Section 2 shall be deemed to limit the exercise in good faith by a Hill Path Designee of such Person’s fiduciary duties solely in such Person’s capacity as a Director of the Company.

(d)The provisions of this Section 2 shall not be deemed to prohibit Hill Path or its directors, officers, partners, employees, members or agents (acting in such capacity) (“Representatives”) from (i) privately requesting a waiver of any of the provisions of this Section 2 from the Board, so long as such requests are in accordance with the Undertaking Agreement and are not intended to, and would not reasonably be expected to, trigger public disclosure obligations for any party to this Agreement, (ii) making statements or engaging in discussions in its capacity as a stockholder of the Company, including statements made directly to other stockholders of the Company, the Company, or advisors of the Company or Hill Path Affiliates, so long as such statements do not violate the Undertaking Agreement or any Director Confidentiality Agreement and without limiting a Hill Path Designee’s obligations under Section 1, or (iii) from making public or private proposals regarding an Extraordinary Transaction.

(e)For purposes of this Agreement, the “Maximum Ownership Percentage” shall mean 34.9%.  Notwithstanding the foregoing, references to “34.9%” in this Section 2 and in Section 4(b) shall be replaced with “39.9%” if Beneficial Ownership of 39.9% of the shares of Common Stock outstanding would not reasonably be expected to result in a breach of or default under any then-existing contract or agreement governing the Company’s indebtedness for borrowed money.  For purposes of this Section 2(e), the total number of shares of Common Stock outstanding at any time (x) shall be based on the number of shares of Common Stock outstanding as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form

10-Q, or (y) shall be otherwise communicated in writing by the Company to Hill Path, either in response to a request from Hill Path or as separately initiated by the Company.

Voting Agreement.

Voting in Elections.

  At any meeting of stockholders of the Company involving the election of Directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of Directors), the Hill Path Affiliates shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by the Hill Path Affiliates in excess of the Voting Percentage Limit, at their sole discretion, either (i) affirmatively in favor of the election of each Person nominated to serve as a Director by the Board or the NCGC or (ii) in the same proportion as the Voting Securities not Beneficially Owned by the Hill Path Affiliates are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this subclause (ii)) affirmatively for or against, or to withhold authority with respect to, as applicable, the election of each Person nominated to serve as a Director (or, as applicable, the removal of any Director) (it being understood that the Hill Path Affiliates must elect to vote as contemplated by subclause (i) or (ii) of this Section 3(a) and cannot elect not to vote or to vote in any other manner).  The Hill Path Affiliates shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by the Hill Path Affiliates up to and including the Voting Percentage Limit affirmatively for or against, or to withhold authority with respect to, as applicable, the election of each Person nominated to serve as a Director (or, as applicable, the removal of any Director).

Voting with Respect to Acquisition Transactions.

  At any meeting of stockholders of the Company at which an Acquisition Transaction  is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Hill Path Affiliates shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by the Hill Path Affiliates in excess of the Voting Percentage Limit, at their sole discretion, either (i) affirmatively in favor of the recommendation of the Board or a duly authorized committee of the Board, in each case acting by a majority of disinterested Directors with respect to such Acquisition Transaction, or (ii) in the same proportion as the Voting Securities not Beneficially Owned by the Hill Path Affiliates are voted (including by written consent) for or against, or abstain with respect to, such Acquisition Transaction (and such related matter(s)) (it being understood that the Hill Path Affiliates must elect to vote as contemplated by subclause (i) or (ii) of this Section 3(b) and cannot elect not to vote or to vote in any other manner).  For the avoidance of doubt, in calculating the voting requirements of the Hill Path Affiliates under this Section 3(b), all broker non-votes and all Voting Securities that are not present or represented at the applicable stockholder meeting shall be considered as abstentions.  The Hill Path Affiliates shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by the Hill Path Affiliates up to and including the Voting Percentage Limit.

Voting on Routine Matters.

  At any annual meeting of the Company’s stockholders, with respect to the annual stockholder vote regarding the selection of the Company’s auditor and the Company’s executive compensation (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Hill Path Affiliates shall vote, or cause to be voted (including by abstaining or, if applicable, taking action by written consent), all Voting Securities Beneficially Owned by the Hill Path Affiliates in excess of the Voting Percentage Limit, at their sole discretion, either (i) affirmatively in favor of the Board’s recommendation with respect to such matters or (ii) in the same proportion as the Voting Securities not Beneficially Owned by the Hill Path Affiliates are voted (including by written consent) for or against, or abstain with respect to, such matter (it being understood that the Hill Path Affiliates must elect to vote as contemplated by subclause (i) or (ii) of this Section 3(c) and cannot elect not to vote or to vote in any other manner). The Hill Path Affiliates shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by the Hill Path Affiliates up to and including the Voting Percentage Limit for or against, or to abstain from voting on, each such matter.

Voting with Respect to Other Matters.

  At any meeting of stockholders of the Company at which any matter, other than an Other Specified Matter or a matter that is subject to Section 3(a), Section 3(b) or Section 3(c), is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Hill Path Affiliates shall vote, or cause to be voted (including by abstaining or, if applicable, taking action by written consent), all Voting Securities Beneficially Owned by the Hill Path Affiliates in excess of the Voting Percentage Limit, at their sole discretion, either (i) affirmatively in favor of the recommendation of the Board or a duly authorized committee of the Board, in each case acting by a majority of disinterested Directors with respect to such matters or (ii) in the same proportion as the Voting Securities not Beneficially Owned by the Hill Path Affiliates are voted (including by written consent) for or against, or abstain with respect to such matter (it being understood that the Hill Path Affiliates must elect to vote as contemplated by subclause (i) or (ii) of this Section 3(d) and cannot elect not to vote or to vote in any other manner). The Hill Path Affiliates shall be free to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), in their sole discretion, all Voting Securities Beneficially Owned by the Hill Path Affiliates up to and including the Voting Percentage Limit for or against, or to abstain from voting on, each such matter.

Quorum.

  At each meeting of stockholders, Hill Path shall cause all of the Voting Securities Beneficially Owned by the Hill Path Affiliates to be present in person or by proxy for quorum purposes.

Transfer Restrictions.

(a)No Hill Path Affiliate shall Transfer any shares of Common Stock, other than pursuant to a Permitted Transfer or in accordance with Section 4(c).

(b)“Permitted Transfer” means:

(i)a Transfer of shares of Common Stock Beneficially Owned by the Hill Path Affiliates to any Person or Group (other than Restricted Entities) who, after giving effect to such Transfer would Beneficially Own more than 24.9% and less than or equal to 34.9% of the then-outstanding shares of Common Stock (a “Hill Path Stake Permitted Transferee”); provided, that (A) as a condition of such Hill Path Stake Permitted Transferee’s ability to take ownership of any shares of Common Stock in connection with such Transfer, such Hill Path Stake Permitted Transferee must enter into a stockholders agreement with the Company in substantially the same form as this Agreement (the “Transferee Stockholders Agreement”) under which it receives the benefits of and agrees to comply with all of the restrictions under this Agreement; provided, further, that clause (1) of Section 2(a) of this Agreement shall be amended for purposes of the Transferee Stockholders Agreement to refer to the date that is the later of (x)  fifteen (15) days prior to the expiration of the Company’s advance notice period for the nomination of Directors at the first annual meeting of the Company’s stockholders after the effective date of such Transferee Stockholders Agreement, and (y) three (3) months after the effective date of such Transferee Stockholders Agreement or, if a regularly scheduled quarterly meeting of the Board does not occur in such three (3) month period, then the day following the completion of the first regularly scheduled quarterly meeting of the Board after such three (3) month period; and (B) such Hill Path Stake Permitted Transferee shall inure to the rights of Hill Path under the Registration Rights Agreement with respect to such shares of Common Stock;

(ii)a Transfer that has been approved in advance by a majority of the disinterested members of the Board or a duly-authorized committee thereof;

(iii)a Transfer to another Hill Path Affiliate if such Hill Path Affiliate shall have agreed in writing to be bound to the same extent as Hill Path by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit C to this Agreement;

(iv)a Transfer in connection with any Acquisition Transaction approved by the Board or a duly-authorized committee thereof (including if the Board or such committee (A) recommends that the Company’s stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition Transaction, or (B) does not recommend that the Company’s stockholders reject any such tender or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act);

(v)a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates or pursuant to Section 10;

(vi)a Transfer in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; provided, that  as a condition to such financial institution’s ability to take ownership of any shares of Common Stock in connection with enforcement under any such loan or debt transaction, such financial institution or its assignee (as applicable) shall agree to comply with the restrictions in this Section 4 with respect to such shares of Common Stock (it being acknowledged and agreed that such financial institution or its assignee shall inure to the rights of Hill Path under the Registration Rights Agreement with respect to such shares of Common Stock); or

(vii)a Transfer pursuant to Rule 144 under the Securities Act; provided, that such Transfer complies with the manner of sale requirements of Rule 144(f).

(c)In addition to Permitted Transfers, each Hill Path Affiliate shall be free to Transfer any shares of Common Stock; provided, that (i) with respect to any Transfer, other than  Permitted Transfer or an underwritten public offering or an underwritten or registered block trade, the Hill Path Affiliates shall not Transfer any shares of Common Stock to (A) any Restricted Entity or (B) any Person or Group known to such Hill Path Affiliate (or to the broker in an ordinary course brokerage transaction) to be a 25% Stockholder or that would become the Beneficial Owner of 25% or more of the total outstanding Common Stock as a result of the Transfer, except with the prior written consent of the Company, and (ii) with respect to any Transfer that is an underwritten public offering or an underwritten or registered block trade, such Hill Path Affiliate shall instruct the managing underwriter(s) or broker(s) not to Transfer any shares of Common Stock to any Person or Group that is a 25% Stockholder or that would become the Beneficial Owner of 25% or more of the total outstanding Common Stock as a result of the Transfer (unless, in each case, the identity of the Person purchasing the shares of Common Stock is not known to the managing underwriter(s) or broker(s)).  At any point in time, Hill Path may deliver a notice to the Company setting forth information regarding a Person reasonably necessary for the Company to determine if such person is Unsuitable, and requesting that the Company consent to a Transfer to such Person notwithstanding the restrictions set forth in Section 4(c)(i)(A).  If the Company does not notify Hill Path within five (5) Business Days after delivery of such notice that the Person is Unsuitable and that it is not willing to consent to such Transfer, then, notwithstanding anything to the contrary set forth in this Agreement, the Company shall be deemed to have consented to such Transfer in accordance with Section 4(c)(i).  If the applicable Transfer is not completed within ninety (90) days of the Company’s consent or deemed consent, then such consent or deemed consent under this paragraph shall be deemed to be rescinded.  For purposes of this Section 4(c), the total number of shares of Common Stock outstanding at any time (x) shall be based on the number of shares of Common Stock outstanding as most recently disclosed by the Company on the cover of a publicly filed Form 10-K or Form 10-Q, or (y) shall be otherwise communicated in writing by the Company to Hill Path, either in response to a request from Hill Path or as separately initiated by the Company.

(d)Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 4 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e)Following any Transfer by a Hill Path Affiliate contemplated by Section 4(b)(vi), Hill Path shall (i) promptly notify the Company in writing upon receipt of any notice of acceleration or foreclosure from a financial institution under the applicable loan or debt transaction, and (ii) reimburse any reasonable costs and expenses incurred by the Company in connection with (x) the establishment of such mortgage, encumbrance or pledge or (y) any Transfer of shares of Common Stock to such financial institution in connection with such event of acceleration or foreclosure.

(f)The Company shall use reasonable efforts to have the shares of Common Stock purchased pursuant to the Stock Purchase Agreement registered directly on the books and records of the transfer agent in the name of the applicable Hill Path Affiliate and maintained in book entries directly on the books and records of the transfer agent in the name of the applicable Hill Path Affiliate.  The certificates for such shares of Common Stock held by a Hill Path Affiliate as of the Closing Date shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on transfer of such shares under the Securities Act, which legend shall state in substance:

THESE SECURITIES AND THE SECURITIES ISSUABLE UPON THE EXCHANGE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT RELATING TO SUCH SECURITIES UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS.

Notwithstanding the foregoing, upon the request of the applicable Hill Path Affiliate, (i) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of Common Stock, the Company shall promptly cause the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement, and (ii) to the extent the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of Common Stock, the Company shall use reasonable efforts to cause such Common Stock to be registered in the name of The Depository Trust Company’s nominee.

Right of First Refusal.

(a)If the Company, at any time or from time to time following the Closing, proposes to issue (a “New Issuance”) any New Securities, for cash in an offering that is not an underwritten public offering or an offering pursuant to Rule 144A (or a successor rule) under the Securities Act (any such offering, a “Private Placement”), the Company shall provide Hill Path with written notice (an “Issuance Notice”) of such New Issuance at least fifteen (15) days prior to the issuance of such New Securities.  The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof.  Hill Path shall be entitled to purchase (either directly or through any other Hill Path Affiliate), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, up to the number of such New Securities that would result in the aggregate Total Share Ownership of the Hill Path Affiliates, as a percentage of the total number of outstanding shares of Common Stock immediately following such New Issuance being equal to the aggregate Total Share Ownership of the Hill Path Affiliates, as a percentage of the total number of outstanding shares of Common Stock immediately prior to such New Issuance; provided, that for this purpose such percentage shall not exceed the Maximum Ownership Percentage.  Notwithstanding the foregoing, the number of New Securities that Hill Path (directly or through any other Hill Path

Affiliate) shall be entitled to purchase pursuant to this Section 5 with respect to any New Issuance shall be limited to the maximum amount that may be issued by the Company to Hill Path (directly or through any other Hill Path Affiliate) without requiring approval of such issuance by the stockholders of the Company under the rules of the Exchange, as determined in good faith by the Company (which such determination shall be binding on the parties).

(b)Hill Path may exercise its rights under this Section 5 by delivering written notice of its election to purchase (either directly or through any other Hill Path Affiliate) such New Securities to the Company within ten (10) days after receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by Hill Path.  Delivery of such notice shall constitute a binding commitment of Hill Path to purchase (either directly or through any other Hill Path Affiliate) the amount of New Securities so specified at the Per Security Offering Price and on the terms and conditions specified in the Issuance Notice.  If, at the termination of such ten (10) day period, Hill Path has not exercised its right to purchase any such New Securities, Hill Path shall be deemed to have waived its rights under this Section 5 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c)The closing of any sale of New Securities to Hill Path or any other Hill Path Affiliate pursuant to this Section 5 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d)If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that Hill Path (and any other Hill Path Affiliate) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 5 shall be reduced proportionately and Hill Path’s notice delivered pursuant to this Section  5 shall be deemed amended to reflect such reduction.  If the number of New Securities is reduced as contemplated by this Section 5, the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 5.

(e)If the New Issuance Closing (other than any over-allotment closing) does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 5.

(f)Hill Path (or any other Hill Path Affiliate) shall, prior to the closing of any Private Placement in which any of them has elected to purchase New Securities pursuant to this Section 5, execute and deliver all such documents and instruments as are customarily required in connection with such an offering or are reasonably requested by the Company, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 5 with respect to such New Issuance.

(g)Notwithstanding the foregoing provisions of this Section 5, this Section 5 shall not apply and the Hill Path Affiliates shall have no rights under this Section 5 if, at any time, any Hill Path Affiliate is determined by a court of competent jurisdiction to have breached any of the Material Terms, and such breach is not cured within thirty (30) days after receipt by Hill Path of written notice from the Company specifying such breach.

Representations of the Company.

  The Company represents and warrants to Hill Path as follows:  (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or agreement to which the Company is a party or by which it is bound, except in the case of clause (c), for any such violation, conflict, breach, default or otherwise that would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the financial condition of the Company, taken as a whole.

Representations of Hill Path.

  Hill Path represents and warrants to the Company as follows:  (a) Hill Path is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by Hill Path, constitutes a valid and binding obligation and agreement of Hill Path and is enforceable against Hill Path in accordance with its terms; (c) each of Hill Path and the Hill Path Affiliates, Beneficially Owns, directly or indirectly, such number of shares of Common Stock as indicated on Exhibit A (which exhibit includes a complete and accurate specification of which Person is the Beneficial Owner and the form of ownership (including (i) shares that such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, (ii) shares of which such Person has economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument related to the price of shares of Common Stock, (iii) shares over which such Person controls or owns the voting power and (iv) the extent to which such Person has entered into a derivative or other agreement, arrangement or understanding that directly hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares), and such shares of Common Stock constitute all of the Common Stock Beneficially Owned by Hill Path and the Hill Path Affiliates or in which Hill Path or the Hill Path Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise and (d) Hill Path has, and at all relevant times shall have, the requisite power and authority to cause each of the Hill Path Affiliates to comply with the terms hereof applicable to Hill Path Affiliates.

8.Equal Treatment. In connection with any Acquisition Transaction, the price per share of Common Stock received by the Hill Path Affiliates in connection with such Acquisition Transaction shall be identical to the price per share of Common Stock received by the other holders of Common Stock of the Company in connection with such Acquisition Transaction.  If the form of consideration per share of Common Stock received by Hill Path Affiliates in connection with any Acquisition Transaction is not identical to the form of consideration per share of Common Stock received by the other holders of Common Stock of the Company, the Hill Path Designees shall recuse themselves from the consideration, evaluation and other processes of the Board or any duly authorized committee thereof with respect to such Acquisition Transaction.

9.Information and Access Rights.  The books and records of the Company shall be available for inspection by Hill Path at the principal place of business of the Company.  The Company shall, and shall cause its Subsidiaries to, (a) afford Hill Path and their respective agents access at all reasonable times to its officers, employees, auditors, legal counsel, properties, offices and other facilities and to all of its books and records, (b) afford Hill Path and their respective agents with the opportunity to consult with its officers from time to time as Hill Path may reasonably request regarding the affairs, finances and accounts of the Company and its Subsidiaries, (c) to the extent otherwise prepared by the Company, provide annual operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries and (d) subject to applicable Law, provide any additional information regarding the affairs, finances and accounts of the Company and its Subsidiaries that is reasonably requested by Hill Path from time to time (it being acknowledged that the Company may reasonably withhold information that constitutes a trade secret or other competitively sensitive intellectual property or is subject to attorney-client privilege).  Notwithstanding any other provision of this Agreement to the contrary, as provided in Section 13, Hill Path and the Hill Path Affiliates shall be provided confidential information in accordance with and subject to the terms of the Undertaking Agreement.

Tender of Shares in Certain Acquisitions.

  If, at any time when (a) the Hill Path Affiliates Beneficially Own Voting Securities in excess of the Voting Percentage Limit, and (b) any Acquisition Transaction by a Person other than a Hill Path Affiliate is to be effected by means of a tender or exchange offer that has been approved and recommended (and such recommendation has not been withdrawn) by the Board, the Hill Path Affiliates shall tender into such offer, prior to any expiration thereof (as such offer may be extended from time to time), all the shares of Common Stock Beneficially Owned by the Hill Path Affiliates in excess of the Voting Percentage Limit either (i) in accordance with the recommendation of the Board or a duly authorized committee of the Board, in each case, acting by a majority of disinterested Directors with respect to such offer or (ii) in the same proportion as the shares of Common Stock not Beneficially Owned by the Hill Path Affiliates are so tendered.  The Hill Path Affiliates shall be free, in their sole discretion, to tender or not tender into such offer, any and all shares of Common Stock Beneficially Owned by the Hill Path Affiliates up to and including the Voting Percentage Limit.

11.Waiver of Restrictions on Business Combinations.  On or before the Closing, the Company and the Board (or a duly authorized committee thereof) shall, in compliance with applicable Law, take all actions necessary to duly adopt resolutions approving this Agreement and the waiver of the restrictions under Section 203 of the General Corporation Law of the State of

Delaware applicable to a business combination with an interested stockholder, or any similar provision under the Company’s organizational document, up to the Maximum Ownership Percentage for Hill Path Affiliates and any subsequent transferee of a Transfer pursuant to and in accordance with Sections 4(b) or 4(c), substantially as set forth in Exhibit D to this Agreement.

12.Public Announcement.

(a)Hill Path and the Company shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit E (the “Press Release”) no later than 9 a.m., New York City time, on May 28, 2019.

(b)The Company shall promptly prepare and file a Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto.

(c)Hill Path shall, and shall cause each of the Hill Path Affiliates to, cause any public filings that reference the entry into this Agreement to be consistent with the Press Release and the terms of this Agreement.

(d)Other than as contemplated by Section 12(a) or Section 12(c), none of Hill Path, the Hill Path Affiliates or the Hill Path Designees shall issue a press release in connection with entering into this Agreement or the actions contemplated hereby.

Undertaking Agreement.

  The parties hereby agree that, notwithstanding any other provision of this Agreement to the contrary, Hill Path may be provided confidential information in accordance with and subject to the terms of the Undertaking Agreement. Hill Path acknowledges and agrees, on its own behalf and on behalf of the Hill Path Affiliates, that non-public materials provided to the Board or committees thereof and written or verbal communications relating thereto shall be deemed confidential information.

Remedies; Jurisdiction and Venue; Governing Law.

  The parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages.  Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the Hill Path Designees from the Board following such time as any of the conditions in Section 1(g) is satisfied, in addition to any other remedies at Law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief.  Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 17 hereof or as otherwise provided by applicable law.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Expenses.

  At the Closing, the Company shall reimburse Hill Path for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with Hill Path’s and the Hill Path Affiliates’ negotiation and execution of this Agreement (and excluding, for the avoidance of doubt, any fees and expenses incurred in connection with the negotiation and execution of the Stock Purchase Agreement and/or consummation of the transactions contemplated by the Stock Purchase Agreement); provided, that such reimbursement shall not exceed $250,000 in the aggregate.

Entire Agreement; Amendment.

  This Agreement, the Irrevocable Resignation Letters and the Registration Rights Agreement, together with the Undertaking Agreement and any previously existing written non-disclosure agreement executed by the parties or any Hill Path Designee, contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements, letters and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  This Agreement may be amended only by an agreement specifically amending this Agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective.  No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

Notices.

  All notices, notifications, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

SeaWorld Entertainment, Inc.
9205 South Park Center Loop , Suite 400
Orland, Florida 32819
Attention: G. Anthony (Tony) Taylor

Email: tony.taylor@seaworld.com
Facsimile: (407) 226-5039

if to Hill Path:

Hill Path Capital LP
150 East 58th Street, 32nd Floor
New York, NY 10155
Attention: Scott I. Ross
Email: ross@hillpathcap.com
Facsimile: (646) 619-4844

with copies to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Email: swolosky@olshanlaw.com
Facsimile: (212) 451-2222

and

Sidley Austin LLP
787 Seventh Avenue
New York, New York 10019
Attention: Adam Weinstein
Email: aweinstein@sidley.com
Facsimile: (212) 839-5599

Severability.

  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

Termination.

  Unless otherwise specified herein, this Agreement shall automatically terminate on the earliest to occur of (a) the date on which the aggregate Total Share Ownership of the Hill Path Affiliates is less than 5% of the total number of shares of Common Stock then outstanding and (b) the termination of the Stock Purchase Agreement prior to the Closing in accordance with its terms; provided, that Sections 1(g), 13, 14, 16, 17, 18, 20, 21 and 23 and this Section 19 shall survive such termination. Termination shall not relieve any party hereto from liability for breach of any provision of this Agreement prior to such termination.

Counterparts.

  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

No Third Party Beneficiaries; Assignment.

  This Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other Persons.  This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Hill Path Affiliate to any other Hill Path Affiliate that has executed a joinder agreement substantially in the form attached as Exhibit C to the Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.  Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any Persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party.

Effectiveness.

  This Agreement shall become automatically effective upon the Closing, without the requirement of any further action by any Person, and until the Closing (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto.

Interpretation and Construction.

Defined Terms.

  In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“25% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has filed or is required to file a statement of beneficial ownership report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s Beneficial Ownership of 25% or more of the total outstanding Common Stock as of the time of and after giving effect to such proposed Transfer.

“Acquisition Transaction” means any transaction or series of related transactions involving: (i) (a) any acquisition (whether direct or indirect, including by way of merger, share exchange, consolidation, business combination or other similar transaction) or purchase from the Company that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (b) any tender offer, exchange offer or other secondary acquisition that would result in any Person or Group Beneficially Owning more than fifty percent (50%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (c) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than fifty percent (50%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest); or (ii) any sale or lease or exchange, transfer, license or disposition of a business or assets that constitute more than fifty percent (50%) of the assets, revenues or net income of the Company and its Subsidiaries on a consolidated basis.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any vesting period of any such security.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Bylaws” has the meaning set forth in Section 1(a).

“Certificate of Incorporation” has the meaning set forth in Section 1(a).

“Closing” has the meaning set forth in the Stock Purchase Agreement.

“Closing Date” means the date on which the Closing occurs.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted and any other common stock of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Policies” has the meaning set forth in Section 1(e).

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Director” means any director of the Company.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other Voting Securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or Voting Securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange LLC or any other exchange on which the Common Stock is listed from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Extraordinary Transaction” means any merger, scheme of arrangements, takeover offer, acquisition, recapitalization, restructuring, disposition, other business combination or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses, including any Acquisition Transaction.

“Governmental Authority” means any nation, government, or supra-national body of competent jurisdiction, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and, any arbitrator or arbitral body or panel of competent jurisdiction or other entity with quasi-governmental authority.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Hill Path” has the meaning set forth in the Preamble.

“Hill Path Affiliated Director” means any Director that (i) at any time during the three (3) year period prior to his or her election or appointment to the Board, or during his or her service as a Director, has been or is an employee, director or officer of Hill Path or any entity that manages an investment fund of a Hill Path Affiliate or (ii) unless otherwise determined by the NCGC acting reasonably, would not be independent of Hill Path or any Hill Path Affiliate under the standards set forth in Sections 303A.02(b)(i), (ii), (iv) or (v) of the Exchange rules (provided that, for purposes of this clause (ii), (a) Hill Path or such Hill Path Affiliate shall be deemed the issuer for purposes of such rules, (b) the reference to “during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company” shall be replaced with “(a) during each twelve-month period within the last three years, more than $750,000, or (b) during the last three years, more than $2,500,000 in the aggregate, in each case, in direct cash compensation (excluding the value of any equity or distribution relating to equity or other related interests) from the listed company”, (c) the reference to “a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues” shall be replaced with “a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $2.5 million, or 10% of such other company’s consolidated gross revenues”, and (d) a Person shall only be deemed to be a Hill Path Affiliate if Hill Path or any other Hill Path Affiliate Beneficially Owns, directly or indirectly, more than 50%

of such Person’s equity interests); provided that the parenthetical “(excluding the value of any equity or distribution relating to equity or other related interests)” in clause (b) above shall not be included in the Transferee Stockholders Agreement.

“Hill Path Affiliates” has the meaning set forth in Section 1(g).

“Hill Path Designee” has the meaning set forth in Section 1(b).

“Hill Path Stake Permitted Transferee” has the meaning set forth in Section 4(b)(i).

“Irrevocable Resignation Letter” has the meaning set forth in Section 1(g).

“Issuance Notice” has the meaning set forth in Section 5(a).

“Law” means any statute, law (including common law), regulation, ordinance, rule, injunction, order, decree, award, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Market Price” means, as of any date, the last reported trading price of the Common Stock as of the end of regular trading hours on the Exchange on such date or, if the Common Stock is not listed on an Exchange, the fair market value per share of the Common Stock as determined in good faith by the Board as of such date.

“Material Terms” has the meaning set forth in Section 1(g).

“Maximum Ownership Percentage” has the meaning set forth in Section 2(e).

“Minimum Condition” has the meaning set forth in Section 1(g).

“NCGC” has the meaning set forth in Section 1(c).

“New Issuance” has the meaning set forth in Section 5(a).

“New Issuance Closing” has the meaning set forth in Section 5(c).

“New Securities” means (A) any shares of Common Stock or (B) any preferred, debt or other securities that are convertible into or exchangeable or exercisable for shares of Common Stock, other than, in each case, any shares of Common Stock or such other securities that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan, agreement or arrangement approved by the Board (or a committee thereof); (ii) issued as consideration for the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of convertible securities, options, warrants or other similar securities; (iv) distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis; or (v) issued in connection with any equipment or real property loan or leasing arrangement; provided, that with respect to any convertible or exchangeable security or option issued in connection with any debt financing from a financial institution, if the underwriter, the bookrunner or similar financial institution advises in writing that the number of securities requested to be purchased by Hill Path (either directly or through any other Hill Path Affiliate)  exceeds the number which can be sold in such offering to Hill Path or any other Hill Path Affiliate without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, then Hill Path (either directly or through any other Hill Path Affiliate) may purchase only such number of securities which may be purchased without such adverse effect.

“Other Specified Matter” means (a) any amendment to the Company’s certificate of incorporation or by-laws that adversely affects Hill Path or any other Hill Path Affiliate disproportionately as compared to other stockholders of the Company, or (b) any issuance of Common Stock representing twenty percent (20%) or more of the Company’s total outstanding shares of Common Stock (other than as non-cash consideration in an acquisition of the business, assets or property of a third party or parties) at a price per share below the Market Price on the last Business Day prior to the date on which the Company entered into the definitive agreement pursuant to which such Common Stock will be issued.

“Per Security Offering Price” has the meaning set forth in Section 5(a).

“Permitted Transfer” has the meaning set forth in Section 4(b).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

“Press Release” has the meaning set forth in Section 12(a).

“Private Placement” has the meaning set forth in Section 5(a).

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” has the meaning set forth in Section 2(d).

“Restricted Entity” means a Person (a) principally engaged in the business of owning, operating, managing, franchising or branding theme parks and other entertainment destinations that, in each case, competes with the Company and is listed on Exhibit F attached hereto, as such list may be amended by the Company acting reasonably and in good faith from time to time, but not more than once every twelve (12) months, by delivery of written notice to Hill Path no less than forty-five (45) days prior to such amendment or (b) that is Unsuitable.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“securities of the Company” has the meaning set forth in Section 2(a)(i).

“Seller” has the meaning set forth in the Preamble.

“Stock Purchase Agreement” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which: (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the total voting power of stock (or equivalent ownership interest) of such limited liability company, partnership, association or other business entity is at the time owned or Controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to own, control or have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing director or member, or general partner, of such limited liability company, partnership, association or other business entity.

“Total Share Ownership” means, as of any applicable date hereunder, and with respect to any Person, the total number of shares of Common Stock both (i) Beneficially Owned by such Person and (ii) in which such Person has the pecuniary interest.  For the avoidance of doubt, a Person shall not be deemed to have ownership of a share of Common Stock, for purposes of calculating Total Share Ownership, if such Person has Beneficial Ownership of such share of Common Stock but does not also have the pecuniary interest in such share or, conversely, if such Person has the pecuniary interest in such share of Common Stock but does not also have Beneficial Ownership of such share.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, (ii) to engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Security.  When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Transferee Stockholders Agreement” has the meaning set forth in Section 4(b)(i).

“Undertaking Agreement” means that certain amended and restated letter agreement from Scott I. Ross and James P. Chambers and agreed to by the Company and Hill Path dated as of even date herewith.

“Unsuitable” means, with respect to any Person, that such Person (a) has been, during the last five years, (i) convicted in a criminal proceeding involving fraud, theft or other crimes of moral turpitude or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding is subject to a judgment, decree or final order (x) enjoining such Person from owning securities of a publicly traded person or serving on the board of directors, or as an executive officer of a publicly traded corporation or (y) revoking such Person’s license, approval or authorization under federal or state securities Laws, or (b) is a non-profit organization that (i) has historically generated negative publicity about the Company’s operations and such organization has not publicly changed its position with respect to the Company’s operations or (ii) at the relevant time of determination is generating, negative publicity about the Company’s operations.

“Voting Percentage Limit” means the number of Voting Securities Beneficially Owned by the Hill Path Affiliates equal to (i) 24.9% of the Voting Securities entitled to vote at the applicable meeting of stockholders of the Company as disclosed in the proxy or information statement for such meeting; or (ii) in a tender offer or exchange offer, 24.9% of the shares of Common Stock outstanding immediately prior to the expiration of the tender offer or exchange offer.

“Voting Securities” means shares of Common Stock and any other securities of the Company entitled to vote generally in the election of Directors.

(b) Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “will” shall be construed to have the same meaning as the word “shall.”  The words “date hereof” will refer to the date of this Agreement.  The word “or” is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented.  Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel.  Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.  Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

HILL PATH CAPITAL LP

By:	/s/ Scott I. Ross Name: Scott I. Ross Title: Managing Partner

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ Gustavo Antorcha Name: Gustavo (Gus) Antorcha Title: Chief Executive Officer

[Signature Page to Stockholders Agreement]